Exhibit 10(oo)

PCS Supplemental Executive

Retirement Plan For Canadian Executives

Effective July 1, 2014

Adopted and approved on February 20, 2015,

with retroactive effect as of July 1, 2014

Contents

ARTICLE 1. ESTABLISHMENT AND PURPOSE		4

1.1	Establishment	4

1.2	Purpose	4

ARTICLE 2. DEFINITIONS AND CONSTRUCTION		4

2.1	Definitions	4

2.2	Gender and Number	5

2.3	Severability	5

2.4	Successor	5

2.5	Applicable Law	6

ARTICLE 3. ELIGIBILITY AND PARTICIPATION		6

3.1	Eligibility	6

ARTICLE 4. RETIREMENT BENEFIT		6

4.1	Retirement Benefit Calculation	6

4.2	Vesting	6

4.3	Forfeiture	7

4.4	Payment of Retirement Benefit	7

ARTICLE 5. FUNDING		8

5.1	Unfunded Plan	8

5.2	No Participant Contributions	8

5.3	Unsecured General Creditors.	8

5.4	Costs of this Plan	8

ARTICLE 6. ADMINISTRATION		8

6.1	The Committee	8

6.2	Authority of the Committee	8

6.3	Decisions Binding	9

ARTICLE 7. AMENDMENT OR TERMINATION		9

7.1	Amendment or Termination by Board	9

7.2	Amendment by Committee	9

7.3	Further Authority	9

ARTICLE 8. GENERAL PROVISIONS		10

8.1	No Enlargement of Employment Rights	10

8.2	Non-Assignability and Non-Commutability of Benefits	10

8.3	Division of Pension Benefits on Marriage Breakdown	10

8.4	Notices and Elections	11

8.5	Misstatement in Application for Benefit	11

Article 1. Establishment and Purpose

1.1  Establishment

Potash Corporation of Saskatchewan Inc., a corporation incorporated under the laws of Canada, pursuant to a resolution of the Board of Directors, on February 20, 2015 adopted and approved, with retroactive effect as of July 1, 2014, this defined contribution supplemental executive retirement plan for certain Canadian executive and management positions to be known as the “PCS Supplemental Executive Retirement Plan For Canadian Executives”.

1.2  Purpose

This Plan (as herein defined) is intended to provide supplemental retirement benefits beyond what can be provided for pursuant to a registered pension plan subject to the restrictions imposed by the Income Tax Act (Canada).

Article 2. Definitions and Construction

2.1  Definitions

The following terms shall have the meaning stated below:

(a)	“Board” means the Board of Directors of the Corporation.

(b)	“Change in Control” shall have the same meaning as the term “change in control” in the Corporation’s 2012 Performance Option Plan, as amended.

(c)	“Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer this Plan.

(d)	“Corporation” means Potash Corporation of Saskatchewan Inc. and such subsidiary, affiliated and associated companies as may be designated by the Board or the Committee from time to time that adopt this Plan, and their respective successors and assigns, except that any reference in this Plan to any action to be taken, consent, approval or opinion to be given or decision to be made by the Corporation shall refer to the Board or the Committee, or any person or persons authorized by the Board or Committee for purposes of this Plan.

(e)	“Credited Interest” means the interest to be calculated at the end of each month and added to each Participant’s Retirement Benefit Account at an annual rate equivalent to the monthly Government of Canada marketable bonds - average yield - over 10 years most recently published by the Bank of Canada (or such other published Canadian average 10 year bond yield as the Committee may select from time to time), plus two (2%) percent per annum. In the event of the termination of a Participant that will result in a payment or payments to the Participant by the Corporation pursuant to Section 4.4, interest shall also be credited to such Participant’s Retirement Benefit Account at the same rate and in the same manner as provided for herein from the date of the last monthly interest calculation until the date of such termination.

(f)	“Disability” has the meaning given to it by the long-term disability plan maintained by the Corporation that is applicable to the Participant at the time of the disability determination.

(g)	“Earnings” means for a Participant the Participant’s actual base pay received from the Corporation plus:

(i)	100% of all bonuses paid to the Participant pursuant to the Corporation’s annual short-term incentive plan or any similar plan substituted therefor; provided, however, that for purposes of Section 4.1 of this Plan, the bonus amount taken into account in calculating Earnings shall not exceed the Participant’s actual base pay on which such bonus was determined pursuant to the terms of the Corporation’s annual short-term incentive plan; and

(ii)	any other payment made to the Participant which payment is specifically designated to be included in Earnings by the Committee.

(h)	“Participant” means an individual who satisfies the eligibility and other requirements of section 3.1 or who has an accrued benefit under this Plan.

(i)	“Participant’s Retirement Benefit Account” means the individual account of a Participant used to record the aggregate Monthly Retirement Benefit Amounts for such Participant, as determined under Section 4.1, plus the Credited Interest thereon from time to time.

(j)	“Pension Plan” means the amended and restated Potash Corporation of Saskatchewan Inc. Pension Plan dated September 19, 2007, as amended from time to time.

(k)	“Plan” means this PCS Supplemental Executive Retirement Plan For Canadian Executives, as amended from time to time.

To the extent that any term is used herein and not defined, such terms shall have a meaning ascribed to it in the Pension Plan.

2.2  Gender and Number

Except when otherwise indicated by the context, masculine terminology shall include the feminine, and singular terminology shall include the plural.

2.3  Severability

If any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

2.4  Successor

All obligations of the Corporation under this Plan shall be binding upon any successor of the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of its business or assets.

2.5  Applicable Law

This Plan shall be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein.

Article 3. Eligibility and Participation

3.1  Eligibility

An individual shall be eligible to participate in this Plan if:

(a)	he or she is hired or promoted to a Senior Director or more senior position with the Corporation subsequent to June 30, 2014 and that has been designated to participate in this Plan by the Committee or the Board; or

(b)	if the individual is an employee of the Corporation and the Committee or Board approves participation in this Plan by such individual.

Article 4. Retirement Benefit

4.1  Retirement Benefit Calculation

Subject to Sections 4.2 and 4.3, a Participant’s monthly supplemental retirement benefit amount (“Monthly Retirement Benefit Amount”) shall be equal to ten (10%) percent of the Earnings of the Participant for each month less the amount of Corporation’s contribution to the Pension Plan for such Participant in that month, until the Participant’s employment with the Corporation is terminated for any reason, with the aggregate amount of such benefit, including Credited Interest, to be recorded in the Participant’s Retirement Benefit Account. Notwithstanding the foregoing, for the first month in which an individual becomes a Participant under this Plan, the Participant’s Monthly Retirement Benefit Amount shall be equal to ten (10%) of the Earnings of the Participant from the date on which such individual became a Participant under this Plan until the end of such month less the amount of Corporation’s contribution to the Pension Plan for such Participant in that month.

4.2  Vesting

No benefits shall vest or be payable under this Plan if a Participant’s employment with the Corporation is terminated for any reason prior to the completion of two (2) years of Continuous Employment (as defined in the Pension Plan) (the “Vesting Period”), other than as a result of death or retirement on a Participant’s Early or Normal Retirement Date (as defined in the Pension Plan), provided that, notwithstanding any other provision of this Plan, persons entitled to benefits under this Plan shall become fully and immediately vested in benefits under this Plan if there is a Change in Control of the Corporation. If a Participant was on a Disability leave during the Vesting Period, the period of time on such Disability leave shall be included in the calculation of the Vesting Period. Once vested, a Participant shall be entitled to payment of a retirement benefit in accordance with Section 4.4.

4.3  Forfeiture

A Participant shall forfeit all benefits under this Plan if, before vesting as provided in Section 4.2, the Participant’s employment with the Corporation terminates for any reason (other than death or retirement on a Participant’s Early or Normal Retirement Date (as defined in the Pension Plan)).

4.4  Payment of Retirement Benefit

(a)        In the event of termination of employment of a Participant (other than as a result of death of the Participant) prior to the Participant’s Early or Normal Retirement Date, the aggregate amount of the Participant’s Retirement Benefit Account as at the date of such termination shall be paid by the Corporation to the Participant as one lump sum payment within sixty (60) days of such termination.

(b)        In the event of the termination of the employment of a Participant through retirement or otherwise (other than as a result of death of the Participant) on or after the Participant’s Early or Normal Retirement Date and in accordance with the written election provided by such Participant within sixty (60) days of such termination, the aggregate amount of the Participant’s Retirement Benefit Account as of the date of such retirement or termination shall be paid by the Corporation to the Participant either:

(i)	in 12, 36, 60 or 120 day monthly payments (the “Elected Payment Period”) at the end of each month commencing after the written election of the Participant is received requesting the monthly payments; or

(ii)	as one lump sum payment.

If the Participant does not provide such a written election, the aggregate amount of the Participant’s Retirement Benefit Account shall be paid by one lump sum payment as contemplated in paragraph 4.4(b)(ii). Any lump sum payment to a Participant pursuant to subparagraph 4.4(b)(ii) shall be paid as soon as administratively practicable following: (i) the receipt of the written election from the Participant electing such payment option; or (ii) in the absence of a written election from the Participant, after the expiry of the sixty (60) day election period.

(c)        In the case of a Participant electing monthly payments pursuant to subparagraph 4.4(b)(i), the Participant shall also have interest credited to such Participant’s Retirement Benefit Account on December 31st of each calendar year while a balance remains outstanding, at a rate equivalent to the monthly Government of Canada marketable bonds - average yield - over 10 years most recently published by the Bank of Canada (or such other published Canadian average 10 year bond yield as the Committee may select from time to time), plus two (2%) percent per annum.

(d)        For each calendar year in which one or more monthly payments remain due to a Participant, pursuant to subparagraph 4.4(b)(i) the Participant shall receive a monthly payment that is equal to the amount determined by dividing the remaining balance in the Participant’s Retirement Benefit Account by the remaining number of months in the Elected Payment Period. Notwithstanding the foregoing, in the last month of the Elected Payment Period the Participant shall receive any remaining balance in the Participant’s Retirement Benefit Account.

(e)        In the event of the death of a Participant prior to any termination of employment, the aggregate amount of the Participant’s Retirement Benefit Account as of the date of death shall be paid by the

Corporation to the Participant as one lump sum payment. In the event of the death of a Participant that is receiving monthly payments pursuant to subparagraph 4.4(b)(i), the amount that remains in the Participant’s Retirement Benefit Account shall be paid to the estate of the Participant as a lump sum payment, with accrued interest calculated to the date of payment at the rate provided for in paragraph 4.4(c) and included in such payment. In either case, the payment shall be made within sixty (60) days of the receipt by the Corporation of written notification of the death of the Participant from the executor or other duly authorized representative of the deceased Participant.

(f)        For greater certainty, no Participant shall be entitled to any payment of a retirement benefit under this Section 4.4 or otherwise pursuant to this Plan, unless such Participant’s benefits under this Plan have vested pursuant to Section 4.2 and are not subject to forfeiture under Section 4.3.

Article 5. Funding

5.1  Unfunded Plan

This Plan shall be unfunded. The obligation of the Corporation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future. Any benefits which become payable under this Plan shall be paid from the general assets of the Corporation.

5.2  No Participant Contributions

Participants shall not be required nor permitted to contribute to this Plan.

5.3  Unsecured General Creditors.

Participants and their beneficiaries, heirs, successors and assigns shall have no security interest in or equitable right, interest or claim in any property or assets of the Corporation or any subsidiaries or affiliates of the Corporation. No property or assets of the Corporation or any subsidiaries or affiliates of the Corporation shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns or held in any way as collateral security for fulfilling any obligations under this Plan.

5.4  Costs of this Plan

All costs of implementing and administering this Plan and paying the benefits of this Plan shall be borne by the Corporation.

Article 6. Administration

6.1  The Committee

The Committee shall administer this Plan. The Committee may delegate any or all of its administrative responsibilities.

6.2  Authority of the Committee

Except as otherwise provided, the Committee shall have the full power and discretion to select employees of the Corporation for participation in this Plan, to determine the terms and conditions of each employee’s participation, to construe and interpret this Plan and any agreement or instrument concerning this Plan, to establish, amend or waive procedures for this Plan’s administration, and to amend this Plan to the extent permitted under Article 7. Further, the Committee shall have full power and discretion to make any other determination that may be necessary or advisable for this Plan’s administration.

6.3  Decisions Binding

All determinations and decisions made by the Committee or the Board and all related orders or resolutions of the Committee or the Board shall be final, conclusive, and binding on all persons, including the Corporation and the Participants and their estates and beneficiaries.

Article 7. Amendment or Termination

7.1  Amendment or Termination by Board

Subject to the provisions of this Article 7, the Board reserves the right to amend, modify or terminate this Plan at any time for any reason. Such right shall be exercised only by a written resolution or other written instrument approved by the Board. No amendment or termination of this Plan may adversely affect the benefits of a Participant previously vested under this Plan without the consent of the Participant.

7.2  Amendment by Committee

Subject to the limitations of Section 7.1, the Committee shall also have the right to amend this Plan without obtaining the approval of the Board if the amendment does not:

(a)	have the effect of terminating this Plan;

(b)	materially increase the cost of providing benefits under this Plan, unless the amendment conforms this Plan with legislation, governmental regulations, rules, or interpretive bulletins expressing a public policy or condition with which this Plan must comply; or

(c)	revise this Article to increase the Committee’s authority to amend this Plan or derogate from the authority of the Board.

The Committee may exercise its right to amend this Plan only by a written resolution or other written instrument approved by the Committee.

7.3  Further Authority

The proper officers of the Corporation are directed to arrange for the appropriate documentation and communication of any amendment of this Plan or a termination of this Plan. Such officers of the Corporation are further authorized to do all other acts and things as may be necessary or desirable to implement the same. The Corporation has reserved the power to amend or terminate this Plan in whole or in part at any time, in its sole discretion and without the consent of any Participant, his or her beneficiary or any other individual, except as may be otherwise expressly provided for in this Plan.

Any officer or director of the Corporation is authorized to execute on behalf of the Corporation any documentation required with respect to any amendment of this Plan approved by the Board or Committee in accordance with this Article 7.

Article 8. General Provisions

8.1  No Enlargement of Employment Rights

Participation in this Plan shall not confer on Participants rights which they did not otherwise possess as employees, except for the vested benefits they have accrued under the terms of this Plan.

8.2  Non-Assignability and Non-Commutability of Benefits

Any benefit payable under the terms of this Plan shall be considered to be for the personal use of the person receiving such benefit, and shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to attachment or legal process for debts of the person receiving such benefits, except as specifically provided by statute and as provided in Section 8.3. In no event shall such benefits confer upon any Participant, or any other person, any right or interest therein which is capable of being surrendered or commuted, except as specifically provided by this Plan.

8.3  Division of Pension Benefits on Marriage Breakdown

Notwithstanding any provision of this Plan to the contrary, monetary benefits provided under or by this Plan may be assigned, attached, or given as security under an order of the court, a support order pursuant to The Enforcement of Maintenance Orders Act, 1997 (Saskatchewan) or other applicable maintenance enforcement legislation, or an agreement between the Participant and his or her spouse, estranged spouse or former spouse made under The Family Property Act (Saskatchewan) or other applicable matrimonial property legislation.

In the event the matrimonial property of a Participant is divided by an order of the court, support order or agreement made under The Family Property Act (Saskatchewan) or other applicable matrimonial property legislation and such order or agreement requires the division of such Participant’s benefits under this Plan, then the value of the Participant’s benefits to be divided shall be determined by the Committee as of the date the order or agreement is effective, consistent with such order or agreement, as applicable.

Notwithstanding any other provision of this Plan, the Participant’s benefits provided under or by this Plan will not be increased or altered in any respect:

(a)	as a result of a division of matrimonial property that reduces the Participant’s benefits provided under or by the Pension Plan; or

(b)	by a reduction to the amount of the Participant’s benefits provided under or by the Pension Plan, as a result of: (i) an order of the court, a support order pursuant to The Enforcement of Maintenance Orders Act, 1997 (Saskatchewan) or other applicable maintenance enforcement legislation, (ii) an agreement between the Participant and his or her spouse, estranged spouse or former spouse made under The Family Property Act (Saskatchewan) or other applicable matrimonial property legislation, or (iii) an order of the court, support order or agreement made under The Family Property Act (Saskatchewan) or other applicable matrimonial property legislation.

In the event of the division of any benefits hereunder in accordance with this Section 8.3, the following provisions shall apply:

(a)	the amount to be assigned to the Participant’s estranged or former spouse shall be the amount specified in the order of the court, separation agreement or other agreement relating to matrimonial or family property and shall be with effect from the date as set forth in the court order or agreement; and

(b)	amounts standing to the credit of the Participant shall be adjusted for the amounts assigned to the estranged or former spouse.

8.4  Notices and Elections

Any notice or election to be given, made or communicated pursuant to or for any purpose of this Plan shall be given, made or communicated as the case may be, in such manner as the Corporation shall determine from time to time. Without limiting the generality of the foregoing, any person entitled to any benefit under this Plan shall be responsible for notifying the Corporation in writing of his or her mailing address and subsequent changes of mailing address.

8.5  Misstatement in Application for Benefit

If a Participant, or any other person entitled to a benefit under this Plan, either knowingly or unknowingly has submitted any information to the Corporation relevant to the amount of benefits he or she is to receive from this Plan that is incorrect, the amount of benefits payable from this Plan may be adjusted either, in the case of underpayments, by making additional payments from this Plan or, in the case of overpayments, by requiring repayment from such person, whichever is appropriate in the circumstances.